Exhibit 99.1

Deluxe Corporation
P.O. Box 64235
St. Paul, MN 55164-0235
(651) 483-7111

For additional information:
Terry D. Peterson
VP, Investor Relations and
Chief Accounting Officer

(651) 787-1068

NEWS RELEASE

July 23, 2009

DELUXE REPORTS SECOND QUARTER 2009 RESULTS

•	EPS of $0.54 exceeds initial outlook provided in April

•	Adjusted EPS of $0.57 excludes restructuring and transaction-related costs

St. Paul, Minn. — Deluxe Corporation (NYSE: DLX) reported second quarter adjusted diluted earnings per share (EPS) of $0.57 compared to $0.65 in the prior year period. Adjusted EPS for both periods excludes the impact of restructuring-related costs, and for 2009, also excludes the impact of transaction-related costs associated with the recently announced acquisitions. Reported diluted EPS was $0.54 on net income of $27.8 million in 2009 and $0.63 on net income of $32.6 million in 2008. Operating results were better than expected for the current period due to favorable shifts in product mix, lower spending and a lower effective tax rate.

“We had another strong quarter solidly delivering on our financial commitments,” said Lee Schram, CEO of Deluxe. “More importantly, we saw growth in the quarter in key strategic areas, including our loyalty, retention, and fraud and security offerings, as well as new business services. We also advanced our transformational strategy with the recently announced acquisition of MerchEngines and execution of a definitive agreement to purchase Aplus.net’s shared hosting business.”

Second Quarter Performance
Revenue for the quarter was $332.1 million compared to $364.0 million during the second quarter of 2008. Small Business Services revenue was $15.9 million lower than the previous year driven primarily by continued economic softness. Financial Services revenue was down $9.5 million from the previous year and Direct Checks revenue decreased $6.5, million both due to lower order volumes.

Gross margin was 61.8 percent of revenue compared to 62.3 percent in 2008. Increased restructuring-related costs in 2009 caused a 0.3 percentage point decrease in gross margin as compared to the prior year. The benefit of our cost reduction initiatives was offset by increased materials cost and performance-based compensation expense.

Selling, general and administrative (SG&A) expense decreased $11.0 million in the quarter compared to 2008. Increased performance-based compensation expense was more than offset by benefits from cost reduction initiatives and lower spending. As a percent of revenue, SG&A increased to 45.7 percent from 44.7 percent in 2008.

Operating income was $53.1 million compared to $62.5 million in the second quarter of 2008. Benefits from cost reduction initiatives and lower spending were more than offset by the impact of lower revenue levels and increased performance-based compensation expense, which alone increased approximately $8 million in the 2009 quarter. Operating income was 16.0 percent of revenue compared to 17.2 percent in the prior year.

Net income decreased $4.8 million and diluted EPS decreased $0.09, driven by lower operating income.

Second Quarter Performance by Business Segment
Small Business Services revenue was $191.9 million versus $207.8 million in 2008. The decline was due primarily to soft economic conditions, declines in sales of checks and forms, and a $2 million decline from the effect of Canadian exchange rate changes. These reductions were partially offset by revenue contributions from the Hostopia acquisition and fraud protection services. Operating income in 2009 decreased to $20.6 million from $30.3 million in 2008. The 2009 quarter’s results include restructuring and transaction-related costs of $2.1 million.

Financial Services revenue was $100.5 million compared to $110.0 million in 2008. The decline was primarily due to lower order volumes caused by lower check usage and turmoil in the financial services industry. The benefit of a price increase implemented in the fourth quarter of 2008 mitigated the impact of continued pricing pressure. Operating income in 2009 increased to $19.3 million from $18.8 million in 2008.

Direct Checks revenue was $39.7 million compared to $46.2 million in 2008. Second quarter order volume was down due to the continued decline in check usage and a weak economy which is negatively impacting our ability to sell additional products. Operating income was $13.2 million, or 33.2 percent of revenue, compared to $13.4 million or 29.0% of revenue in 2008.

Year-to-Date Cash Flow Performance
Cash provided by operating activities for the first six months of 2009 totaled $85.8 million, an increase of $18.8 million compared to last year. The increase in 2009 primarily relates to significantly lower performance-based compensation payments, as well as benefits from working capital initiatives in the current year, which also have reduced the Company’s exposure to credit losses from customer accounts receivable.

Business Outlook
The Company stated that for the third quarter of 2009, revenue is expected to be between $325 and $340 million, and diluted EPS is expected to be between $0.46 and $0.54. Adjusted diluted EPS is expected to be between $0.51 and $0.59, which excludes an estimated $0.05 of restructuring and transaction-related costs. For the full year, revenue is expected to be between $1.32 and $1.36 billion, and diluted EPS is expected to be between $1.75 and $1.95. Adjusted diluted EPS is expected to be between $2.15 and $2.35, which excludes an estimated $0.40 related to asset impairment charges, restructuring and transaction-related costs and net gains on repurchases of long-term debt. The Company also stated that it expects operating cash flow to be between $185 million and $200 million in 2009 and capital expenditures to be approximately $40 million.

Included in the full year estimates are approximately $7 million of revenue from the recently announced transactions to purchase Aplus.net and MerchEngines. The impact of these transactions on EPS is insignificant after recording transaction and customer migration expenses. For 2010, on a full year basis, these transactions are expected to generate revenue of approximately $20 million and be accretive to EPS.

“We are not expecting the economic climate to improve in the last half of 2009, but are hopeful that the pace of decline is slowing down,” Schram stated. “We believe Deluxe has demonstrated its value as a disciplined, stable company in these challenging economic times. Our transformational strategy continues to advance as we reposition the Company for sustainable growth long-term.”

Conference Call Information
Deluxe will hold an open-access teleconference call today at 11:00 a.m. EDT (10:00 a.m. CDT) to review the financial results. All interested persons may listen to the call by dialing 1-866-272-9941 (access code 14912131). The presentation also will be available via a simultaneous webcast at www.deluxe.com in the news and investors relations section. An audio replay of the call will be available through midnight on August 7th by calling 1-888-286-8010 (access code 89715561). The presentation will be archived on Deluxe’s Web site.

About Deluxe Corporation
Deluxe Corporation is a growth engine for small businesses and financial institutions. Through its industry-leading businesses and brands, the Company helps small businesses and financial institutions attract and retain customers. The Company employs a multi-channel strategy to provide a suite of life-cycle driven solutions to its customers. In addition to its personalized printed products, the Company offers a growing suite of business services, including logo design, payroll, web design and hosting, business networking and other web-based services to help small business grow. In the financial services industry, Deluxe sells check programs and fraud prevention, customer loyalty and retention programs to help banks build lasting relationships and grow core deposits. The Company also sells personalized checks, accessories, stored value gift cards and other services directly to consumers. For more information about Deluxe, visit http://www.deluxe.com.

Forward-Looking Statements
Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the impact that a further deterioration or prolonged softness in the economy may have on demand for the Company’s products and services; further declines in the Company’s market capitalization which could trigger additional non-cash asset impairment charges; the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; declining demand for the Company’s check and check-related products and services due to increasing use of alternative payment methods; intense competition in the check printing business; continued consolidation of financial institutions, thereby reducing the number of potential customers and referral sources and increasing downward pressure on the Company’s revenues and gross margins; risks that the Small Business Services segment strategies to increase its pace of new customer acquisition and average annual sales to existing customers, while at the same time increase its operating margins, are delayed or unsuccessful; risks that the Company’s cost reduction initiatives will be delayed or unsuccessful; performance shortfalls by the Company’s major suppliers, licensors or service providers; unanticipated delays, costs and expenses in the development and marketing of new products and services, including new e-commerce, customer loyalty and business services, and the failure of such new products and services to deliver the expected revenues and other financial targets; and the impact of governmental laws and regulations. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s Form 10-K for the year ended December 31, 2008.

The table below is provided to assist in understanding the comparability of the Company’s results of operations for the quarters ended June 30, 2009 and 2008 and our outlook for 2009. The Company’s management believes that adjusted earnings per share (EPS) is a useful financial measure because the unusual items during 2009 and 2008 (asset impairment charges, restructuring and related costs, and transaction-related costs) impacted the comparability of reported net income. The presentation below is not intended as an alternative to results reported in accordance with generally accepted accounting principles (GAAP) in the United States of America. Instead, the Company believes that this information is a useful financial measure to be considered in addition to GAAP performance measures.

Adjusted EPS reconciles to reported earnings per share as follows:

	Outlook	Actual		Outlook
	Second Qtr.	-
	(provided on	Second Qtr.	Second Qtr.	Third Qtr.	Total Year
	Apr. 23, 2009)	2009	2008	2009	2009
Adjusted EPS	$0.43 - $0.51	$0.57	$0.65	$0.51 - $0.59	$2.15 - $2.35
Asset impairment charges	—	—	—	—	(0.40)
Restructuring and related costs	(0.02)	(0.02)	(0.02)	(0.02)	(0.07)
Transaction-related costs	—	(0.01)	—	(0.03)	(0.04)
Net gain on repurchases of debt	—	—	—	—	0.11

Reported EPS	$0.41 - $0.49	$0.54	$0.63	$0.46 - $0.54	$1.75 - $1.95

Financial Highlights
DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	Quarter Ended June 30,
	2009		2008
Revenue	$332.1		$364.0
Cost of goods sold, including restructuring charges	127.0	38.2%	137.2	37.7%

Gross profit	205.1	61.8%	226.8	62.3%
Selling, general and administrative expense	151.7	45.7%	162.7	44.7%
Restructuring charges	0.3	0.1%	1.6	0.4%

Operating income	53.1	16.0%	62.5	17.2%
Interest expense	(11.6)	(3.5%)	(12.4)	(3.4%)
Other income	0.2	0.1%	0.4	0.1%

Income before income taxes	41.7	12.6%	50.5	13.9%
Income tax provision	13.9	4.2%	17.1	4.7%

Income from continuing operations	27.8	8.4%	33.4	9.2%
Net loss from discontinued operations	—	—	(0.8)	(0.2%)

Net income	$27.8	8.4%	$32.6	9.0%

Weighted average dilutive shares outstanding	50.9		51.0
Diluted earnings (loss) per share:
Continuing operations	$0.54		$0.65
Discontinued operations	—		(0.02)
Net income	0.54		0.63
Continuing operations:
Capital expenditures	$13.8		$9.4
Depreciation and amortization expense	17.9		15.5
Number of employees-end of period	6,461		7,417
Non-GAAP financial measure — EBITDA(1)	$71.2		$78.4
Non-GAAP financial measure — Adjusted	73.5		80.4
EBITDA(1)

(1) Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles (GAAP) in the United States of America. We disclose EBITDA and Adjusted EBITDA because we believe they are useful in evaluating our operating performance compared to that of other companies in our industry, as the calculation eliminates the effects of long-term financing (i.e., interest expense), income taxes, the accounting effects of capital investments (i.e., depreciation and amortization) and in the case of Adjusted EBITDA unusual items (i.e., asset impairment charges, restructuring and related costs, and transaction-related costs), which may vary for companies for reasons unrelated to overall operating performance. In our case, depreciation and amortization of intangibles, as well as interest expense, were significantly impacted by the acquisitions of New England Business Service, Inc. (NEBS) in June 2004 and Hostopia.com Inc. in August 2008. Additionally, interest expense in previous years was significantly impacted by borrowings used for our share repurchase programs and the unusual items in 2009 and 2008 impacted comparability of reported net income. We believe that measures of operating performance which exclude these impacts are helpful in analyzing our results. We also believe that an increasing EBITDA and Adjusted EBITDA depicts increased ability to attract financing and increases the valuation of our business. We do not consider EBITDA and Adjusted EBITDA to be a measure of cash flow, as they do not consider certain cash requirements such as interest, income taxes or debt service payments. We do not consider EBITDA or Adjusted EBITDA to be a substitute for operating income or net income. Instead, we believe that EBITDA and Adjusted EBITDA are useful performance measures which should be considered in addition to GAAP performance measures. EBITDA and Adjusted EBITDA are derived from income from continuing operations as follows:

	Quarter Ended June 30,
	2009	2008
Adjusted EBITDA	$73.5	$80.4
Restructuring and related costs	(1.7)	(2.0)
Transaction-related costs	(0.6)	—

EBITDA	$71.2	$78.4
Income tax provision	(13.9)	(17.1)
Interest expense	(11.6)	(12.4)
Depreciation and amortization expense	(17.9)	(15.5)

Income from continuing operations	$27.8	$33.4

DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	Six Months Ended June 30,
	2009		2008
Revenue	$671.6		$741.1
Cost of goods sold, including restructuring charges	256.2	38.1%	280.1	37.8%

Gross profit	415.4	61.9%	461.0	62.2%
Selling, general and administrative expense	310.1	46.2%	342.0	46.1%
Restructuring and asset impairment charges	25.0	3.7%	1.0	0.1%

Operating income	80.3	12.0%	118.0	15.9%
Gain on early extinguishment of debt	9.8	1.5%	—	—
Interest expense	(24.0)	(3.6%)	(25.1)	(3.4%)
Other income	0.5	0.1%	0.9	0.1%

Income before income taxes	66.6	9.9%	93.8	12.7%
Income tax provision	26.3	3.9%	32.6	4.4%

Income from continuing operations	40.3	6.0%	61.2	8.3%
Net loss from discontinued operations	—	—	(1.3)	(0.2%)

Net income	$40.3	6.0%	$59.9	8.1%

Weighted average dilutive shares outstanding	50.8		51.1
Diluted earnings (loss) per share:
Continuing operations	$0.79		$1.18
Discontinued operations	—		(0.02)
Net income	0.79		1.15
Continuing operations:
Capital expenditures	$23.7		$15.2
Depreciation and amortization expense	34.8		30.9
Number of employees-end of period	6,461		7,417
Non-GAAP financial measure — EBITDA(1)	$125.4		$149.8
Non-GAAP financial measure — Adjusted	145.3		151.3
EBITDA(1)

(1) Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles (GAAP) in the United States of America. We disclose EBITDA and Adjusted EBITDA because we believe they are useful in evaluating our operating performance compared to that of other companies in our industry, as the calculation eliminates the effects of long-term financing (i.e., interest expense), income taxes, the accounting effects of capital investments (i.e., depreciation and amortization) and in the case of Adjusted EBITDA unusual items (i.e., asset impairment charges, restructuring and related costs, transaction-related costs, and gains on repurchases of long-term debt), which may vary for companies for reasons unrelated to overall operating performance. In our case, depreciation and amortization of intangibles, as well as interest expense, were significantly impacted by the acquisitions of New England Business Service, Inc. (NEBS) in June 2004 and Hostopia.com Inc. in August 2008. Additionally, interest expense in previous years was significantly impacted by borrowings used for our share repurchase programs and the unusual items in 2009 and 2008 impacted comparability of reported net income. We believe that measures of operating performance which exclude these impacts are helpful in analyzing our results. We also believe that an increasing EBITDA and Adjusted EBITDA depicts increased ability to attract financing and increases the valuation of our business. We do not consider EBITDA and Adjusted EBITDA to be a measure of cash flow, as they do not consider certain cash requirements such as interest, income taxes or debt service payments. We do not consider EBITDA or Adjusted EBITDA to be a substitute for operating income or net income. Instead, we believe that EBITDA and Adjusted EBITDA are useful performance measures which should be considered in addition to GAAP performance measures. EBITDA and Adjusted EBITDA are derived from income from continuing operations as follows:

	Six Months Ended June 30,
	2009	2008
Adjusted EBITDA	$145.3	$151.3
Asset impairment charges	(24.9)	—
Restructuring and related costs	(4.2)	(1.5)
Transaction-related costs	(0.6)	—
Gain on early extinguishment of debt	9.8	—

EBITDA	$125.4	$149.8
Income tax provision	(26.3)	(32.6)
Interest expense	(24.0)	(25.1)
Depreciation and amortization expense	(34.8)	(30.9)

Income from continuing operations	$40.3	$61.2

DELUXE CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)
(Unaudited)

	June 30,	December 31,	June 30,
	2009	2008	2008
Cash and cash equivalents	$18.1	$15.6	$17.8
Other current assets	150.8	151.5	158.1
Property, plant & equipment-net	126.5	128.1	132.1
Intangibles-net	137.4	154.1	135.7
Goodwill	633.1	653.0	585.8
Other non-current assets	137.0	116.7	133.7

Total assets	$1,202.9	$1,219.0	$1,163.2

Short-term debt & current portion of long-term debt	$75.7	$79.4	$62.2
Other current liabilities	197.9	204.2	179.6
Long-term debt	742.9	773.9	774.3
Deferred income taxes	15.6	9.5	12.6
Other non-current liabilities	96.0	98.9	66.8
Shareholders’ equity	74.8	53.1	67.7

Total liabilities & shareholders’equity	$1,202.9	$1,219.0	$1,163.2

Shares outstanding	51.1	51.1	51.5

DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Six Months Ended June 30,
	2009	2008
Cash provided (used by):
Operating activities:
Net income	$40.3	$59.9
Depreciation and amortization of intangibles	34.8	30.9
Asset impairment charges	24.9	—
Contract acquisition payments	(15.5)	(4.6)
Other	1.3	(19.2)

Total operating activities	85.8	67.0

Investing activities:
Purchases of capital assets	(23.7)	(15.2)
Payments for acquisitions	—	(1.7)
Other	(4.7)	0.1

Total investing activities	(28.4)	(16.8)

Financing activities:
Dividends	(25.6)	(25.8)
Share repurchases	(1.3)	(13.9)
Shares issued under employee plans	1.0	1.6
Net change in debt	(24.9)	(7.7)
Other	(4.1)	(7.8)

Total financing activities	(54.9)	(53.6)
Effect of exchange rate change on cash	0.5	(0.2)
Net cash used by discontinued operations	(0.5)	(0.2)

Net change in cash	2.5	(3.8)
Cash and cash equivalents: Beginning of period	15.6	21.6

Cash and cash equivalents: End of period	$18.1	$17.8

DELUXE CORPORATION
SEGMENT INFORMATION
(In millions)
(Unaudited)

	Quarter Ended June 30,
	2009	2008
Revenue:
Small Business Services	$191.9	$207.8
Financial Services	100.5	110.0
Direct Checks	39.7	46.2

Total	$332.1	$364.0

Operating income: (1)
Small Business Services	$20.6	$30.3
Financial Services	19.3	18.8
Direct Checks	13.2	13.4

Total	$53.1	$62.5

	Six Months Ended June 30,
	2009	2008
Revenue:
Small Business Services	$385.2	$419.5
Financial Services	202.5	224.0
Direct Checks	83.9	97.6

Total	$671.6	$741.1

Operating income: (1)
Small Business Services	$14.0	$52.2
Financial Services	38.8	37.7
Direct Checks	27.5	28.1

Total	$80.3	$118.0

The segment information reported here was calculated utilizing the methodology outlined in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.

(1) Operating income includes the following asset impairment charges, restructuring and related costs and transaction-related costs.

	Quarter Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Small Business Services	$2.1	$1.6	$29.5	$1.4
Financial Services	0.1	0.2	0.2	(0.1)
Direct Checks	0.1	0.2	—	0.2

Total	$2.3	$2.0	$29.7	$1.5

The table below is provided to assist in understanding the comparability of the Company’s results of operations for the quarters and six months ended June 30, 2009 and 2008. The Company’s management believes that operating income by segment, excluding the asset impairment charges, restructuring and related costs and transaction-related costs in each period, is a useful financial measure because the unusual items during 2009 and 2008 impacted the comparability of reported operating income. The presentation below is not intended as an alternative to results reported in accordance with generally accepted accounting principles (GAAP) in the United States of America. Instead, the Company believes that this information is a useful financial measure to be considered in addition to GAAP performance measures.

DELUXE CORPORATION
SEGMENT OPERATING INCOME
EXCLUDING ASSET IMPAIRMENT CHARGES, RESTRUCTURING AND RELATED COSTS AND TRANSACTION-RELATED COSTS
(In millions)

	Quarter Ended June 30,
	2009	2008
Adjusted operating income: (1)
Small Business Services	$22.7	$31.9
Financial Services	19.4	19.0
Direct Checks	13.3	13.6

Total	$55.4	$64.5

	Six Months Ended June 30,
	2009	2008
Adjusted operating income: (1)
Small Business Services	$43.5	$53.6
Financial Services	39.0	37.6
Direct Checks	27.5	28.3

Total	$110.0	$119.5

(1) Operating income excluding asset impairment charges, restructuring and related costs, and transaction-related costs reconciles to reported operating income as follows:

	Quarter Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Adjusted operating income	$55.4	$64.5	$110.0	$119.5
Asset impairment charges, restructuring and transaction-related costs:
Small Business Services	(2.1)	(1.6)	(29.5)	(1.4)
Financial Services	(0.1)	(0.2)	(0.2)	0.1
Direct Checks	(0.1)	(0.2)	—	(0.2)

Total	(2.3)	(2.0)	(29.7)	(1.5)

Reported operating income	$53.1	$62.5	$80.3	$118.0

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